Exhibit 99.1

Date:	April 29, 2015
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL SECOND QUARTER, FIRST HALF 2015 FINANCIAL RESULTS HIGHLIGHTED BY STRONG YEAR-OVER-YEAR EARNINGS GROWTH

Stroudsburg, Pennsylvania, April 29, 2015 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding Company for ESSA Bank & Trust, a $1.6 billion asset institution providing full service retail and commercial banking, financial and investment services, today announced results for fiscal second quarter and first half 2015.

The Company reported net income of $2.4 million, or $0.23 per diluted share, for the three months ended March 31, 2015, up 62% compared with net income of $1.5 million, or $0.14 per diluted share, for the three months ended March 31, 2014.

For the six months of fiscal 2015, net income rose 43% to $5.0 million, or $0.48 per diluted share, compared with net income of $3.5 million, or $0.32 per diluted share, for the six months of fiscal 2014. Year-over-year net income comparisons reflect increased loans and other contributions from the acquisition of Franklin Security Bancorp, expanded interest income from higher loan volume, continued balance sheet quality, an increased interest spread and net interest margin, and a lower provision for loan losses. The fiscal 2015 period also benefited from a special dividend received during the second quarter from the Federal Home Loan Bank of approximately $311,000.

Gary S. Olson, President and CEO, commented: “The organic growth of our loan portfolio, and the increased loan diversity generated by indirect auto loans, municipal lending and additional commercial loans from our acquisition of Franklin, have translated to solid growth and earnings expansion. We have been particularly pleased with the performance and growth of indirect auto lending, which has complemented our overall lending activities with market rates and attractive five to six year loan maturities. We continue to examine opportunities to expand this business model throughout the ESSA franchise.

“While competition for commercial loans remains intense, we believe ESSA is winning a competitive share of quality business throughout our served markets. We anticipate leveraging the greatly expanded size and scale of our franchise, driven by acquisitive and organic growth, to build new client relationships and distribute our full line of services to all our served markets.

“Our growth has generated increased shareholder value, reflected by measures such as increased stockholders’ equity, tangible book value per share, and growth in return on average equity from 3.56% a year ago to 5.73% in the current quarter. We have continued to judiciously repurchase shares, and recently increased our quarterly cash dividend, which now generates a 2.8% dividend yield to our shareholders. We are very pleased that investors have acknowledged our efforts to build value, as the Company’s share price to tangible book value has increased substantially during the past year. We expect to continue on the path of growth and value creation that we have established.”

Income Statement Review

Net interest income increased $2.1 million, or 23.1%, to $11.0 million for the three months ended March 31, 2015, from $8.9 million for the comparable period in 2014. Net interest income increased $3.6 million, or 19.7%, to $22.1 million for the six months ended March 31, 2015, from $18.4 million for the comparable period in 2014, reflecting the Company’s increased loan portfolio. In second quarter 2015, the Company recorded a $311,000 special dividend from the Federal Home Loan Bank.

While interest expense remained relatively flat for the six months ended March 31, 2015 compared to the comparable period in 2014, interest income increased $3.6 million on growing loan volume. Increases in interest income from indirect auto loans, commercial loans and investment securities helped offset a decrease in interest income from mortgage loans. Olson noted the residential mortgage market, impacted by soft demand and flat housing values throughout northeastern Pennsylvania, continues to negatively impact mortgage lending opportunities.

“We continue to close residential mortgages, but it is far from a robust market,” Olson noted. “We remain committed to providing mortgage financing, while keeping our commitment to appropriate credit and underwriting standards front and center.”

The Company’s net interest rate spread was 2.96% for the three months ended March 31, 2015, up from 2.79% for the comparable 2014 period. The Company’s net interest rate spread rose to 2.96% for the six months ended March 31, 2015 compared to 2.83% for the six months of 2014. Net interest margin increased to 3.01% for the six months ended March 31, 2015 compared to 2.93% for the 2014 period, primarily reflecting diligent interest expense management and strong growth in the Company’s core deposits (noninterest and interest bearing demand checking, savings and money market accounts).

The Company’s provision for loan losses decreased to $525,000 for the three months ended March 31, 2015, compared with $750,000 for the three months ended March 31, 2014. The Company’s provision for loan losses decreased to $975,000 for the six months ended March 31, 2015, compared with $1.5 million for the six months ended March 31, 2014. Net loan charge-offs in fiscal second quarter 2015 were $373,000 compared to $457,000 in fiscal second quarter 2014. Net loan charge-offs for the six months ended March 31, 2015 were $942,000 compared to $902,000 in the 2014 period.

Noninterest income increased 8.5% to $1.9 million for the three months ended March 31, 2015, compared with the three months ended March 31, 2014. Noninterest income increased 9.9% to $3.7 million for the six months ended March 31, 2015, compared with the six months ended March 31, 2014. Both increases were due primarily to increases in service fees and charges related to loans.

Noninterest expense was $9.1 million for the three months ended March 31, 2015 compared with $7.9 million for the comparable period in 2014. Noninterest expense was $18.1 million for the six months ended March 31, 2015 compared with $15.6 million for the comparable period in 2014. Increases in expenses primarily reflect additional facilities and costs related to the Franklin Security Bank acquisition.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets were $1.58 billion at March 31, 2015 compared with $1.57 billion at September 30, 2014. Total loans receivable, net of allowance for loan losses, were $1.08 billion at March 31, 2015 compared to $1.06 billion at September 30, 2014.

Total deposits decreased $30.1 million, or 2.65%, to $1.10 billion at March 31, 2015, from $1.13 billion at September 30, 2014. Decreases in demand deposits and certificate of deposit accounts were partially offset by an increase in money market accounts. During the same period, borrowings increased $30.6 million, reflecting the Company’s ability to obtain borrowed funds at what management believes represent attractive rates. As previously noted, the Company’s net interest margin and net interest spread increased year-over-year.

Nonperforming assets totaled $24.7 million, or 1.56%, of total assets at March 31, 2015, compared with $25.0 million, or 1.59%, of total assets at September 30, 2014, and $24.9 million, or 1.83% of total assets a year earlier. The decrease in nonperforming assets of $473,000 at March 31, 2015 compared to September 30, 2014 was due primarily to decreases in non-performing commercial mortgages and foreclosed real estate.

The Company’s provision for loan losses was $525,000 for the three-month period ended March 31, 2015, compared with a provision of $750,000 for the comparable period in 2014, primarily reflecting disciplined credit and underwriting standards. The allowance for loan losses was $8.7 million, or 0.80%, of loans outstanding at March 31, 2015, compared to $8.6 million, or 0.81%, of loans outstanding at September 30, 2014.

The Bank continued to demonstrate financial strength, with a tier 1 leverage ratio of 10.04%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to total assets ratio of 9.94%.

Stockholders’ equity increased $5.2 million to $172.5 million at March 31, 2015, from $167.3 million at September 30, 2014. During the three months ended March 31, 2015, the Company repurchased 10,000 shares at an average cost of $11.79 per share. Tangible book value per share at March 31, 2015 increased to $14.01 compared with $13.34 at September 30, 2014.

In fiscal second quarter 2015, the Company’s return on average assets and return on average equity, respectively, were 0.62% and 5.73%, compared with 0.44% and 3.56%, in the corresponding period of fiscal 2014.

Olson concluded, “As we enter the second half of our fiscal year, we are enthusiastic about the prospects for organic growth. We believe there is the opportunity to replicate our capabilities throughout the organization, from building retail lending operations in Wilkes-Barre and Scranton to introducing indirect auto lending to our Lehigh Valley and Monroe County markets. We have established an efficient and operationally unified banking franchise. We look forward to leveraging our capabilities to expand the range of services available to clients, and in the process to generate growth and increased value.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.6 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 26 community offices throughout the Greater Pocono, Lehigh Valley, Scranton and Wilkes Barre areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2015	September 30, 2014
	(dollars in thousands)
ASSETS
Cash and due from banks	$13,392	$20,884
Interest-bearing deposits with other institutions	3,218	1,417

Total cash and cash equivalents	16,610	22,301
Certificates of deposit	1,752	1,767
Investment securities available for sale	383,350	383,078
Loans receivable (net of allowance for loan losses of $8,668 and $8,634)	1,078,495	1,058,267
Regulatory stock, at cost	13,644	14,284
Premises and equipment, net	16,838	16,957
Bank-owned life insurance	30,190	29,720
Foreclosed real estate	2,479	2,759
Intangible assets, net	2,067	2,396
Goodwill	10,259	10,259
Deferred income taxes	9,978	12,027
Other assets	18,909	21,000

TOTAL ASSETS	$1,584,571	$1,574,815

LIABILITIES
Deposits	$1,103,797	$1,133,889
Short-term borrowings	110,001	108,020
Other borrowings	179,960	151,300
Advances by borrowers for taxes and insurance	8,565	4,093
Other liabilities	9,743	10,204

TOTAL LIABILITIES	1,412,066	1,407,506

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,580	182,486
Unallocated common stock held by the Employee Stock Ownership Plan	(9,853)	(10,079)
Retained earnings	80,772	77,413
Treasury stock, at cost	(81,916)	(80,113)
Accumulated other comprehensive income (loss)	741	(2,579)

TOTAL STOCKHOLDERS’ EQUITY	172,505	167,309

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,584,571	$1,574,815

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended March 31		For the Six Months Ended March 31
	2015	2014	2015	2014
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,100	$9,843	$22,549	$20,366
Investment securities:
Taxable	1,799	1,523	3,688	3,050
Exempt from federal income tax	239	72	473	145
Other investment income	442	85	578	144

Total interest income	13,580	11,523	27,288	23,705

INTEREST EXPENSE
Deposits	1,878	1,906	3,843	3,894
Short-term borrowings	103	27	206	50
Other borrowings	597	652	1,187	1,332

Total interest expense	2,578	2,585	5,236	5,276

NET INTEREST INCOME	11,002	8,938	22,052	18,429
Provision for loan losses	525	750	975	1,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,477	8,188	21,077	16,929

NONINTEREST INCOME
Service fees on deposit accounts	757	722	1,584	1,514
Services charges and fees on loans	274	104	589	289
Trust and investment fees	204	230	442	441
Gain on sale of investments, net	204	236	204	236
Earnings on Bank-owned life insurance	231	225	470	453
Insurance commissions	217	227	399	420
Other	14	8	27	26

Total noninterest income	1,901	1,752	3,715	3,379

NONINTEREST EXPENSE
Compensation and employee benefits	5,232	4,357	10,346	8,665
Occupancy and equipment	1,134	1,065	2,115	1,983
Professional fees	407	498	921	907
Data processing	892	769	1,705	1,449
Advertising	224	114	352	220
Federal Deposit Insurance Corporation Premiums	289	235	581	464
Loss (Gain) on foreclosed real estate	(137)	(93)	(175)	(51)
Merger related costs	—	88	—	346
Amortization of intangible assets	163	237	329	474
Other	894	614	1,890	1,175

Total noninterest expense	9,098	7,884	18,064	15,632

Income before income taxes	3,280	2,056	6,728	4,676
Income taxes	848	554	1,700	1,170

Net Income	$2,432	$1,502	$5,028	$3,506

	For the Three Months Ended March 31		For the Six Months Ended March 31
	2015	2014	2015	2014
Earnings per share:
Basic	$0.23	$0.14	$0.48	$0.32
Diluted	$0.23	$0.14	$0.48	$0.32

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2015	2014	2015	2014
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,571,898	$1,355,618	$1,571,145	$1,358,326
Total interest-earning assets	1,473,510	1,256,273	1,470,212	1,260,595
Total interest-bearing liabilities	1,297,563	1,110,095	1,307,357	1,115,335
Total stockholders’ equity	172,112	168,610	171,019	168,334

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,442,310	10,859,519	10,479,869	10,875,857
Average shares outstanding - diluted	10,521,147	10,859,703	10,522,596	10,884,071
Book value shares	11,434,378	11,885,778	11,434,378	11,885,778

Net interest rate spread	2.96%	2.79%	2.96%	2.83%
Net interest margin	3.03%	2.89%	3.01%	2.93%